Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G (Amendment No. 1) dated July 24, 2026 relating to the Common Stock, $0.01 par value per share, of Virco Mfg. Corporation shall be filed on behalf of the undersigned.

CLEVELAND CAPITAL MANAGEMENT, L.L.C. By: /s/ Wade Massad
Name: Wade Massad
Title: Managing Member

CLEVELAND CAPITAL, L.P. By: /s/ Wade Massad
Name: Wade Massad
Title: Managing Member of the General Partner

WADE MASSAD By: /s/ Wade Massad

JOHN SHIRY By: /s/ John Shiry